SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. 10)(1)

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37935Y107
                                 --------------
                                 (CUSIP Number)

                                    Copy to:
                                         Stephen A. Cohen, Esq.
Woodland Partners                        Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                         750 Lexington Avenue
Brookville, New York 11545               New York, New York 10022
Telephone (516) 626-3070                 Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                December 17, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



                        (Continued on following page(s))

--------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Partners
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      306,247 shares                            2.8%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      960,520 shares                            8.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      306,247 shares                            2.8%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      960,520 shares                            8.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      617,273 shares                            5.6%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,972,115 shares                         35.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      617,273 shares                            5.6%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,972,115 shares                         35.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            4,589,388 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     40.4%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      26,667 shares                             0.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |     1,240,100 shares                           11.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      26,667 shares                              0.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |     1,240,100 shares                           11.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                           1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       The Rubenstein Family Limited Partnership
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      10,000 shares                             0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |     1,256,767 shares                           11.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      10,000 shares                             0.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |     1,256,767 shares                           11.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                           1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      10,334 shares                             0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |    1,256,433 shares                           11.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      10,334 shares                             0.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |     1,256,433 shares                           11.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                           1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Venture Fund
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      185,623 shares                            1.7%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |     1,081,144 shares                            9.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      185,623 shares                            1.7%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |     1,081,144 shares                            9.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                           1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Seneca Ventures
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |     110,623 shares                             1.0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |    1,156,144 shares                           10.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |     110,623 shares                             1.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |    1,156,144 shares                           10.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                           1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Services Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |     1,266,767 shares                           11.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |     1,266,767 shares                           11.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                           1,266,767 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      10,334 shares                             0.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      10,334 shares                             0.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            10,334 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      3,112,402 shares                         27.7%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      210,219 shares                            1.9%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      3,112,402 shares                         27.7%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      210,219 shares                            1.9%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,322,621 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      210,219 shares                            1.9%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,112,402 shares                         27.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      210,219 shares                            1.9%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,112,402 shares                         27.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,322,621 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Partners, LLC
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,322,621 shares                         29.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,322,621 shares                         29.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,322,621 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Management Ltd.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                 Cayman Islands, B.W.I.
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,322,621 shares                         29.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,322,621 shares                         29.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,322,621 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      221,246 shares                             2.0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,322,621 shares                          29.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |     221,246 shares                             2.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,322,621 shares                         29.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,543,867 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     31.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      221,246 shares                            2.0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,322,621 shares                         29.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      221,246 shares                            2.0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,322,621 shares                         29.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,543,867 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     31.5%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Seth Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,322,621 shares                         29.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,322,621 shares                         29.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,322,621 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Jonathan Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      3,322,621 shares                         29.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      3,322,621 shares                         29.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            3,322,621 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     29.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      10,334 shares                             0.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      10,334 shares                             0.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            10,334 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This statement, dated December 17, 1998 constitutes Amendment No. 10 to the Schedule 13D, dated February 1, 1995, regarding the reporting persons ownership of certain securities of Global Telecommunication Solutions, Inc. (the "Issuer").

         The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

         This Amendment No. 10 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. Accordingly, it shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 3.  Source and Amounts of Funds or Other Consideration.

         The Issuer offered each holder of the promissory notes issued in November, 1996 and December, 1996, the right to convert his or her promissory notes into shares of Common Stock of the Issuer at a conversion rate of one share of Common Stock for each $0.968 of principal amount converted (the "December 1998 Note Exchange Offer").

         In addition, the Issuer offered each holder of the Private Placement Warrants, the right to convert his or her Private Placement Warrants at a conversion rate of one share of Common Stock for each 4.5555 warrant shares underlying the Private Placement Warrants (the "December 1998 Warrant Exchange Offer").

ITEM 4.  Purpose of Transaction.

         The reporting persons acquired their securities for purposes of investment. Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs
(a) through (j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5.  Interests in Securities of the Issuer.

         (a) The following list sets forth the aggregate number and percentage (based on (i) 7,959,938 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1998, plus (ii) 2,892,562 shares of the Issuer's Common Stock issued as a result of the December 1998 Note Exchange Offer, plus (iii) 131,709 shares of the Issuer's Common Stock issued as a result of the December 1998 Warrant Exchange Offer) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of December 17, 1998:

                                                          Shares of                    Percentage of Shares
                                                        Common Stock                      of Common Stock
Name                                                 Beneficially Owned(1)             Beneficially Owned(1)
----                                                 -------------------               -------------------
Woodland Partners                                       1,266,767(2)                             11.5%
Barry Rubenstein                                        4,589,388(3)                             40.4%
Marilyn Rubenstein                                      1,266,767(4)                             11.5%
The Rubenstein Family Limited Partnership               1,266,767(5)                             11.5%
The Marilyn & Barry Rubenstein Family Foundation        1,266,767(6)                             11.5%
Woodland Venture Fund                                   1,266,767(7)                             11.5%
Seneca Ventures                                         1,266,767(8)                             11.5%
Woodland Services Corp.                                 1,266,767(9)                             11.5%
Brian Rubenstein                                           10,334(10,13)                          *
Wheatley Partners, L.P.                                 3,322,621(11)                            29.6%
Wheatley Foreign Partners, L.P.                         3,322,621(12)                            29.6%

--------

*        Less than 1%.

(1) Includes shares of Common Stock issuable upon the exercise of the Warrants, the Offering Warrants, Conversion Warrants, the Option, 1997 Consulting Option, the 1997 Warrants, and the 1998 Option.

(2) Includes 13,334 shares of Common Stock issuable upon the exercise of the Offering Warrants. Woodland Partners disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(3) Includes 387,549 shares of Common Stock owned individually by Barry Rubenstein, 103,333 shares of Common Stock held in his IRA Rollover account, 18,057 shares of Common Stock issuable upon the exercise of the Conversion Warrants, 33,334 shares of Common Stock issuable upon the exercise of the Option, 25,000 shares of Common Stock issuable upon the exercise of the 1997 Consulting Option, and 50,000 shares of Common Stock issuable upon the exercise of the 1998 Option. Mr. Rubenstein disclaims beneficial ownership of the rest of the securities except to the extent of his equity interest therein.

(4) Includes 26,667 shares of Common Stock owned individually by Marilyn Rubenstein. Mrs. Rubenstein disclaims beneficial ownership of the rest of the securities except to the extent of her equity interest therein.

(5) Includes 10,000 shares of Common Stock owned individually by the Rubenstein Partnership. The Rubenstein Partnership disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(6) Includes 10,334 shares of Common Stock owned by the Foundation. The Foundation disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(7) Includes 185,623 shares of Common Stock owned by the Fund. The Fund disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(8) Includes 110,623 shares of Common Stock owned by Seneca. Seneca disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(9) Services disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(10)     Consists of 10,334 shares of Common Stock owned by the Foundation.

(11) Includes 2,877,402 shares of Common Stock and 235,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants. Wheatley disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

(12) Includes 195,219 shares of Common Stock and 15,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants. Wheatley Foreign disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

Wheatley Partners, LLC             3,322,621(13)                  29.6%
Wheatley Management Ltd.           3,322,621(13)                  29.6%
Irwin Lieber                       3,543,867(13,14)               31.5%
Barry Fingerhut                    3,543,867(13,15)               31.5%
Seth Lieber                        3,222,621(13)                  29.6%
Jonathan Lieber                    3,222,621(13)                  29.6%
Rebecca Rubenstein                    10,334(10,13)                  *

         (b) Woodland Partners has sole power to vote and to dispose of 306,247 shares of Common Stock (which includes shares issuable upon the exercise of the Offering Warrants), representing approximately 2.8% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 960,520 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 8.6% of the outstanding Common Stock.

         Barry Rubenstein, by virtue of being a general partner of Woodland Partners, the Rubenstein Partnership, the Fund and Seneca, a trustee of the Foundation, a member and an officer of Wheatley LLC, and husband of Marilyn Rubenstein, may be deemed to have shared power to vote and to dispose of 3,972,115 shares of Common Stock (including shares issuable upon the exercise of the Offering Warrants and the 1997 Warrants), representing approximately 35.8% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 617,273 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 5.6% of the outstanding Common Stock.

         Marilyn Rubenstein, by virtue of being a general partner of Woodland Partners and the Rubenstein Partnership, a trustee of the Foundation, and wife of Barry Rubenstein, may be deemed to have shared power to vote and to dispose of 1,240,100 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.1% of the outstanding Common Stock. Marilyn Rubenstein has sole power to vote and to dispose of 26,667 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock.

         The Rubenstein Partnership has the sole power to vote and to dispose of 10,000 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 1,256,767 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.3% of the outstanding Common Stock.

----------
(13) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(14)     Includes 221,246 shares of Common Stock owned by Irwin Lieber.

(15)     Includes 221,246 shares of Common Stock owned by Barry Fingerhut.

         The Fund has sole power to vote and to dispose of 185,623 shares of Common Stock, representing approximately 1.7% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 1,081,144 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 9.7% of the outstanding Common Stock.

         Seneca has sole power to vote and to dispose of 110,623 shares of Common Stock, representing approximately 1.0% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 1,156,144 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 10.4% of the outstanding Common Stock.

         The Foundation has sole power to vote and dispose of 10,334 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 1,256,433 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.3% of the outstanding Common Stock.

         Services may be deemed to have shared power to vote and to dispose of 1,266,767 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.4% of the outstanding Common Stock.

         Brian Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 10,334 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

         Rebecca Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 10,334 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

         Wheatley Partners, L.P. has sole power to vote and to dispose of 3,112,402 shares of Common Stock (which includes shares issuable upon the exercise of the 1997 Warrants), representing approximately 27.7% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 210,219 shares of Common Stock (which includes shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.9% of the outstanding Common Stock.

         Wheatley Foreign Partners, L.P. has sole power to vote and to dispose of 210,219 shares of Common Stock (which includes shares issuable upon the exercise of the 1997 Warrants), representing approximately 1.9% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 3,112,402 shares of Common Stock (which includes shares issuable upon the exercise of the 1997 Warrants), representing approximately 27.7% of the outstanding Common Stock.

         Wheatley Partners, LLC may be deemed to have shared power to vote and to dispose of 3,222,621 shares of Common Stock (which includes shares issuable upon the exercise of the 1997 Warrants), representing approximately 29.6% of the outstanding Common Stock.

         Wheatley Management Ltd. may be deemed to have shared power to vote and to dispose of 3,222,621 shares of Common Stock (which includes shares issuable upon the exercise of the 1997 Warrants), representing approximately 29.6% of the outstanding Common Stock.

         Irwin Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 3,222,621 shares of Common Stock (including shares issuable upon the exercise of the 1997 Warrants), representing approximately 29.6% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 221,246 shares of Common Stock, representing approximately 2.0% of the outstanding Common Stock.

         Barry Fingerhut, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 3,222,621shares of Common Stock (including shares issuable upon the exercise of the 1997 Warrants), representing approximately 29.6% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 221,246 shares of Common Stock, representing approximately 2.0% of the outstanding Common Stock.

         Seth Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 3,222,621 shares of Common Stock (including shares issuable upon the exercise of the 1997 Warrants), representing approximately 29.6% of the outstanding Common Stock.

         Jonathan Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 3,222,621 shares of Common Stock (including shares issuable upon the exercise of the 1997 Warrants), representing approximately 29.6% of the outstanding Common Stock.

         (c) The following is a description of all transactions in the securities of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from November 2, 1998 through December 17, 1998, inclusive:

         Effective December 10, 1998, each of Irwin Lieber and Barry Fingerhut accepted the Issuer's December 1998 Note Exchange Offer and, each delivered $200,000 in principal amount of promissory notes in exchange for 206,612 and 206,612 shares of Common Stock, respectively. In addition, each of Irwin Lieber and Barry Fingerhut delivered 66,667 warrant shares in exchange for 14,634 and 14,634 shares of Common Stock, respectively.

         Effective December 17, 1998, each of Wheatley Partners, L.P., Wheatley Foreign Partners, L.P., Seneca, Woodland Partners and the Fund accepted the Issuer's December 1998 Note Exchange Offer and delivered $1,880,000, $120,000, $100,000, $200,000 and $100,000 in principal amount of promissory notes, respectively, in exchange for 1,942,149, 123,967, 103,306, 206,612, 103,306 shares of Common Stock, respectively. In addition, each of Wheatley Partners, L.P., Wheatley Foreign Partners, L.P., Seneca , Woodland Partners, and the Fund delivered 313,333, 20,000, 33,333, 66,667 and 33,333 warrant shares, respectively, in exchange for 68,781, 4,390, 7,317, 14,634 and 7,317 shares of Common Stock, respectively.

         (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

         (e)      Not applicable.


ITEM 6.  Contracts, Arrangements, Understandings or
                    Relationships with Respect to Securities
                    of the Issuer.
                    ----------------------------------------

         (j) Each of Barry Rubenstein, Marilyn Rubenstein, the Foundation, Woodland Partners, the Fund, Seneca Ventures, Wheatley Partners and Wheatley Foreign Partners entered into a lock-up agreement, each dated June 10, 1997 (the "Lock-up Agreement"), with GKN Securities Corp., the managing underwriter of the public offering of 2,875,000 shares of the Issuer's Common Stock (including 375,000 shares of Common Stock issued upon the exercise of the over-allotment option).

         The Lock-up Agreement provides that for a period of five years, commencing on the effective date of the Registration Statement, the Underwriter shall have the right to purchase for its account or to sell for the account of such shareholders any shares of Common Stock sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

         (k) Except for the circumstances discussed or referred to in paragraphs
(a) through (j), there are no contracts, arrangements, understandings, or relationships with respect to the securities of the Issuer among any of the persons reporting in this Schedule 13D.

                                    SIGNATURE
         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, correct and complete.

Date:    December 31, 1998         WOODLAND PARTNERS

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                   SENECA VENTURES

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                   WOODLAND VENTURE FUND

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                   WOODLAND SERVICES CORP.

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, President

                                   THE RUBENSTEIN FAMILY
                                   LIMITED PARTNERSHIP

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, a General Partner

                                   THE MARILYN AND BARRY RUBENSTEIN
                                   FAMILY FOUNDATION

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, a Trustee

                                   WHEATLEY PARTNERS, L.P.
                                   By: Wheatley Partners LLC, General Partner

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer

                                   WHEATLEY FOREIGN PARTNERS, L.P.
                                   By: Wheatley Partners LLC, General Partner

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer


                                   WHEATLEY PARTNERS LLC

                                   By: Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer

                                   WHEATLEY MANAGEMENT LTD.

                                   By: Irwin Lieber
                                       ----------------------------------------
                                       Irwin Lieber, President

                                       Barry Rubenstein
                                       ----------------------------------------
                                       Barry Rubenstein

                                       Marilyn Rubenstein
                                       ----------------------------------------
                                       Marilyn Rubenstein

                                       Irwin Lieber
                                       ----------------------------------------
                                       Irwin Lieber

                                       Barry Fingerhut
                                       ----------------------------------------
                                       Barry Fingerhut

                                       Seth Lieber
                                       ----------------------------------------
                                       Seth Lieber

                                       Jonathan Lieber
                                       ----------------------------------------
                                       Jonathan Lieber

                                                        *
                                       ----------------------------------------
                                       Brian Rubenstein

                                                       *
                                       ----------------------------------------
                                       Rebecca Rubenstein



* Barry Rubenstein
-------------------------------------
Barry Rubenstein, Attorney-in-Fact














ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).